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                                                                   EXHIBIT 23(B)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Pfizer Inc.:


We consent to the incorporation by reference in the Amendment No. 3 to registration statement
(No. 333-46239) on Form S-3 of United States Surgical Corporation of our report dated February 26, 1998, with respect to the combined balance sheet of Valleylab, a Business of Pfizer Inc., as of December 31, 1997, and the related combined statements of income and cash flows for the year then ended, which report appears in the Form 8-K/A of United States Surgical Corporation filed March 5, 1998 and to the reference to our firm under the heading "Experts".



/s/ KPMG Peat Marwick LLP
New York, New York
March 12, 1998